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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

Contact:                   Jim Giauque
                           Chief Accounting Officer
                           I-Link Incorporated
                           801-576-5028
                           jimg@i-link.net
                           ---------------

                           Stephen Weintraub
                           Senior Vice President and Secretary
                           Counsel Corporation
                           (416) 866-3058
                           sweintraub@counselcorp.com
                           --------------------------

                         I-LINK ANNOUNCES RESTRUCTURING

         DRAPER, UTAH, -- (BUSINESS WIRE) -- JULY 26, 2002 -- I-Link Inc. (OTCBB: ILNK), a telecommunications and an enhanced Internet Protocol (IP) voice and data communications company, announced today that it, Counsel Corporation (US) ("Counsel") and Counsel Springwell Communications LLC, an affiliate of Counsel ("Counsel Springwell"), have entered into a Debt Restructuring Agreement (the "Restructuring Agreement"). Since acquiring a controlling interest in I-Link in March 2001, Counsel Springwell and Counsel have advanced to I-Link the aggregate principal amount of $36.3 million, plus accrued interest of $3.0 million. The maturity date for $25.9 million of the aggregate indebtedness, including interest accrued through July 12, 2002, was June 6, 2002, and the balance of the indebtedness is due in 2004.

         Under the terms of the Restructuring Agreement, the $25.9 million of indebtedness that was due on June 6, 2002 would be exchanged for shares of Common Stock of I-Link at a price of $0.18864 per share, the average closing transaction price for the month of May 2002. Interest on the $25.9 million would cease to accrue after July 12, 2002. The balance of the indebtedness, $13.4 million, is owed under the March 1, 2001 Loan Agreement between Counsel Springwell and I-Link and would continue to be convertible, at the option of Counsel Springwell, into shares of Common Stock of I-Link pursuant to the existing terms of that convertible indebtedness. The conversion price is currently $0.56 per share, but, as a result of the issuance of the shares of Common Stock in exchange for the $25.9 million of I-Link indebtedness, the conversion price would be adjusted to $0.39221.

         The Restructuring Agreement also provides that I-Link's guarantee of indebtedness in the amount of $12.5 million owed by WorldxChange Corp. ("WxC"), a wholly-owned subsidiary of I-Link, to Counsel would be cancelled. In addition, Counsel Springwell has agreed to surrender for cancellation by I-Link, warrants to purchase 15,000,000 shares of Common Stock of I-Link which were issued in connection with Counsel's loan to WxC. I-Link will also transfer to Counsel Springwell all the outstanding shares of capital stock of WxC. Finally, Counsel Springwell has also agreed to pay I-Link $1.0 million for expenses incurred by I-Link in connection with the acquisition of WxC.

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         Under the terms of the Restructuring Agreement, Counsel Springwell has
Also agreed to continue to provide I-Link with funding in the amount of $2.3 Million through December 31, 2002 to fund I-Link's operating cash needs.

         Such funding will constitute additional purchases of I-Link Common Stock at a purchase price of $0.18864 per share. Counsel Springwell has also agreed to pay I-Link's expenses incurred in connection with the transactions discussed in this press release. In addition, Counsel and Counsel Springwell's current commitment to fund all capital investment, working capital or other operational cash requirements of I-Link will be extended from April 15, 2003 to December 31, 2003. Under the terms of the Restructuring Agreement, such funding in 2003 will constitute purchases of additional shares of I-Link Common Stock at a purchase price equal to the average closing transaction price for a share of I-Link Common Stock for the immediately preceding month.

         A special committee of the Board of Directors of I-Link, consisting of the two independent directors (the "Special Committee"), negotiated and approved the Restructuring Agreement on behalf of I-Link, recommended its adoption and approval to the I-Link Board of Directors and has also recommended that it be approved by the stockholders of I-Link. The Special Committee retained a financial advisor, which has determined that the Restructuring Agreement is fair, from a financial point of view, to the stockholders of I-Link, other than Counsel and its affiliates. The Board of Directors of I-Link unanimously approved and recommended the Restructuring Agreement and also unanimously approved and recommended an amendment to the Articles of Incorporation of I-Link (the "Amendment") that must be approved by the holders of 67% of the shares of capital stock of I-Link entitled to vote in the election of directors to be effective. Assuming the approval of the Amendment, the Restructuring Agreement must be approved by the holders of a majority of the Common Stock of I-Link. The Restructuring Agreement and the Amendment will be submitted for approval at the Annual Meeting of the Stockholders of I-Link, which will be held as soon as practicable. Counsel Springwell, which currently holds 68% of the outstanding shares of Common Stock, has indicated that it will vote in favor of approval of the Amendment and the Restructuring Agreement.

         I-Link also announced that it has completed a 30% reduction in workforce at its Draper, Utah headquarters to align the organizational structure with the company's strategic intentions. I-Link also reorganized key departments to focus on building customer relationships and expanding global opportunities to license its unique software-defined communications platform and network.

ABOUT I-LINK

Headquartered in Draper, Utah, I-Link (OTC-Electronic Bulletin Board: ILNK) is an integrated voice and data communications company focused on developing and deploying its proprietary, software-defined communications platform which unites traditional telecommunications capabilities with data Internet Protocol (IP) systems to converge telecommunications, wireless, paging, voice-over-IP (VoIP) and Internet technologies. For further information, visit I-Link's website at http://www.i-link.com.

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ABOUT WORLDXCHANGE

>From its headquarters in San Diego, CA, WxC offers voice and data telecommunications to residential and commercial customers throughout the United States with on-net coverage to 90% of the U.S. population, points of presence
(POPs) in over 30 U.S. cities and 10 switches in 7 U.S. cities. WxC delivers its products via direct marketing and through a multi-level marketing channel comprised of thousands of independent agents across the U. S. For further information, visit WxC's website at http://www.worldxchange.com.

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